EXHIBIT 99.1

Transport Corporation of America, Inc.
1715 Yankee Doodle Road
Eagan, MN 55121
Traded: Nasdaq: TCAM

COMPANY CONTACTS:
Michael Paxton	Keith Klein
Chairman, President and CEO	Chief Financial Officer
(651) 686-2500	(651) 686-2500

FOR IMMEDIATE RELEASE
Tuesday, July 26, 2005

TRANSPORT CORPORATION OF AMERICA
REPORTS SECOND QUARTER RESULTS

MINNEAPOLIS, MINNESOTA, July 26, 2005 – Transport Corporation of America, Inc. (NASDAQ: TCAM) today announced revenues for the second quarter 2005 of $62.8 million, compared to revenues of $65.2 million for the second quarter 2004, a decrease of 3.7 percent. Second quarter’s net earnings were $514,000 or $0.08 per diluted share, compared with a 2004 second quarter net earnings of $795,000, or $0.12 per diluted share.

Michael Paxton, Chairman, President and Chief Executive Officer, commented, “While the freight market softened from prior year levels, we continued to benefit from an environment of increasing freight rates. Our rate per loaded mile, excluding fuel surcharge, increased 4.7 percent to $1.55 during the second quarter 2005, compared to $1.48 during the second quarter 2004. Sequentially, our rate per loaded mile, excluding fuel surcharge, increased 1.3 percent from $1.53 during the first quarter 2005. In addition to improved line-haul rates, we have focused on growing new brokerage and inter-modal business opportunities.”

Paxton continued, “The challenging driver market continued to hamper our ability to grow core truckload revenues. We were able to increase our company driver and owner operator hiring numbers in the second quarter, which reduced the rate of decline in capacity from recent quarter’s levels. In addition, we have a number of new initiatives underway that we expect will increase our hiring numbers even further. Despite the reduction in fleet size, we were able to show improved earnings performance from first quarter levels through continued cost savings measures and improved accident frequency and development experience.”

“Finally, even with increased capital expenditures over the previous year, we were able to reduce outstanding debt for the 21st straight quarter. At June 30, 2005, total debt and capital lease obligations were $48.2 million compared to $48.8 million at March 31, 2005.”

Year-To-Date Results

For the six-month period ended June 30, 2005, Transport America announced revenues of $124.3 million, compared with 2004 year-to-date revenues of $127.4 million. Net earnings for the six-month period were $608,000, or $0.09 per diluted share, compared with a 2004 net earnings of $866,000, or $0.12 per diluted share.

The Company will host a conference call and webcast today, July 26, 2005 at 10:00 a.m. Central Time. The Internet broadcast can be accessed at the Company’s website, www.transportamerica.com, or at www.fulldisclosure.com.

About Transport America

Transport Corporation of America, Inc., based in the Minneapolis – St. Paul metropolitan area, provides a wide range of truckload freight carriage and logistics services to customers in the United States and Canada. Transport America focuses on providing time-definite and other responsive services through its team of dedicated and committed employees supported by state-of-the-art technology and information systems.

This news release contains forward-looking statements regarding the Company. The Company wishes to caution readers not to place undue reliance on any forward-looking statements which speak only as of the date made. The following important factors, among other things, in some cases have affected and in the future could affect the Company’s actual results and could cause the Company’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) the highly competitive conditions that currently exist in the Company’s market and the Company’s ability to compete, (2) the Company’s ability to recruit, train, and retain qualified drivers, (3) increases in fuel prices, and the Company’s ability to recover these costs from its customers, (4) the impact of environmental standards and regulations on new revenue equipment, (5) changes in governmental regulations applicable to the Company’s operations, (6) adverse weather conditions, (7) accidents, (8) the financing and resale market for used revenue equipment, (9) changes in interest rates, (10) cost of liability insurance coverage, (11) changes in safety rating by Regulatory authorities, and (12) downturns in general economic conditions affecting the Company and its customers. The foregoing list should not be construed as exhaustive and the Company disclaims any obligation subsequently to revise or update any previously made forward-looking statements. Unanticipated events are likely to occur.

Financial Tables to Follow...

TRANSPORT CORPORATION OF AMERICA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Three and Six Months ended June 30, 2005 and 2004
(In thousands, except share and per share amounts)

	Three Months (Unaudited)				Six Months (Unaudited)
	2005		2004		2005		2004
	Amount	%	Amount	%	Amount	%	Amount	%

Operating revenues	$62,828	100.0	$65,232	100.0	$124,264	100.0	$127,375	100.0

Operating expenses:
Salaries, wages, and benefits	19,244	30.6	19,282	29.6	38,321	30.8	37,477	29.4
Fuel, maintenance, and other expense	11,786	18.8	10,260	15.7	23,333	18.8	19,651	15.4
Purchased transportation	18,282	29.1	20,235	31.0	35,954	28.9	40,825	32.1
Revenue equipment leases	402	0.6	277	0.4	792	0.6	545	0.4
Depreciation and amortization	5,483	8.7	5,962	9.1	11,206	9.0	11,705	9.2
Insurance, claims, and damage	2,028	3.2	2,751	4.2	4,230	3.4	5,893	4.6
Taxes and licenses	1,115	1.8	1,148	1.8	2,282	1.8	2,249	1.8
Communication	447	0.7	455	0.7	867	0.7	898	0.7
Other general and administrative expenses	2,509	4.0	2,573	3.9	4,961	4.0	4,883	3.8
Impairment of sublease office space	0	0.0	190	0.3	0	0.0	190	0.1
Gain on disposition of equipment	(11)	—	(20)	—	(18)	—	(22)	—

Total operating expenses	61,285	97.5	63,113	96.7	121,928	98.1	124,294	97.6

Operating income	1,543	2.5	2,119	3.3	2,336	1.9	3,081	2.4

Interest expense, net	687	1.1	805	1.2	1,326	1.1	1,650	1.3

Earnings before income taxes	856	1.4	1,314	2.1	1,010	0.8	1,431	1.1

Income tax provision	342	0.5	519	0.8	402	0.3	565	0.4

Net earnings	514	0.9	795	1.3	608	0.5	866	0.7

Earnings per common share – basic	$0.08		$0.12		$0.09		$0.13

Earnings per common share – diluted	$0.08		$0.12		$0.09		$0.12

Average common shares outstanding
Basic	6,556,858		6,756,647		6,549,415		6,921,931
Diluted	6,649,256		6,861,103		6,686,744		7,030,235

TRANSPORT CORPORATION OF AMERICA, INC.
BALANCE SHEET
June 30, 2005 and 2004
(In thousands)
Unaudited

ASSETS
	2005	2004

Current Assets:
Cash and cash equivalents	$3,919	$5,542
Trade receivables, net of allowances	24,980	28,939
Other receivables	813	1,073
Operating supplies	904	757
Deferred income taxes	5,168	5,885
Prepaid expenses	2,695	3,600

Total Current Assets	38,479	45,796

Revenue Equipment, at Cost	177,101	178,433
Less: accumulated depreciation	(74,328)	(82,999)

Revenue Equipment, Net	102,773	95,434

Property and Other Equipment:
Land, buildings, and improvements	17,321	16,363
Other equipment and leasehold improvements	21,783	21,628
Less: accumulated depreciation	(20,039)	(18,025)

Property and Other Equipment, Net	19,065	19,966

Revenue, Property and Other Equipment, Net	121,838	115,400

Other Assets, Net	2,614	1,278

Total Assets	$162,931	$162,474

LIABILITIES AND SHAREHOLDERS’ EQUITY

	2005	2004

Current Liabilities:
Current maturities of long-term debt	$8,323	$9,293
Current maturities of capital lease obligations	5,930	7,956
Accounts payable	7,854	5,580
Checks issued in excess of cash balances	1,353	1,770
Due to independent contractors	1,186	2,293
Accrued expenses	22,105	21,445

Total Current Liabilities	46,751	48,337

Long-Term Debt & Capital Lease Obligations
Long-term debt, less current maturities	32,793	26,946
Capital lease obligations, less current maturities	1,150	7,066

Total Long-Term Debt
& Capital Lease Obligations	33,943	34,012

Deferred Income Taxes	25,134	25,068

Shareholders’ Equity:
Common stock	66	65
Additional paid-in capital	25,651	25,385
Retained earnings	31,386	29,607

Total Shareholders’ Equity	57,103	55,057

Total Liabilities and Equity	$162,931	$162,474

TRANSPORT CORPORATION OF AMERICA, INC.
Selected Consolidated Financial and Operating Data
Three and Six Months Ended June 30, 2005 and 2004

	Three Months		Six Months
	2005	2004	2005	2004

Operating Statistics
Company tractors, seated	822	904	822	904
Company tractors, other	222	95	222	95
Independent contractor	485	640	485	640

Total tractors (at end of period)	1,529	1,639	1,529	1,639
Trailers (at end of period)	4,489	4,838	4,489	4,838

Average tractors in service	1,404	1,627	1,431	1,628
Total loaded miles (000’s)	33,513	41,059	68,118	80,676
Total miles (000’s)	37,657	45,972	76,607	90,285

Freight revenue per tractor per week*	$2,892	$2,915	$2,889	$2,856
Fuel surcharge per tractor per week	416	193	373	168

Operating revenue per tractor per week	$3,308	$3,108	$3,262	$3,024

Freight revenue per loaded mile*	$1.551	$1.478	$1.541	$1.476
Fuel surcharge per loaded mile	0.223	0.099	0.200	0.086

Operating revenue per loaded mile	$1.774	$1.577	$1.741	$1.562

Freight revenue per mile*	$1.380	$1.320	$1.371	$1.319
Fuel surcharge per mile	0.199	0.088	0.177	0.077

Operating revenue per mile	$1.579	$1.408	$1.548	$1.396

Average empty mile percentage	11.0%	10.7%	11.1%	10.6%
Average length of haul, all miles	653	684	661	690
Average annual revenues per non-driver employee (000’s)	$649	$648	$635	$629

Financial Data (000’s)
Freight revenue (excluding fuel surcharge)	$51,983	$60,701	$104,999	$119,049
Fuel surcharge revenue	7,472	4,030	13,581	6,983

Operating revenue (including fuel surcharge)	59,455	64,731	118,580	126,032
Logistics and other revenue	3,373	501	5,684	1,343

Total revenue	$62,828	$65,232	$124,264	$127,375

Capital expenditures, net of proceeds	$4,000	$681	$14,085	$2,542
Total debt and capital lease obligations	$48,196	$51,261	$48,196	$51,261
* Excluding fuel surcharge